EXHIBIT 10.13

October 23, 1997

Mr. Michael J. Quinlan
755 Boylston Street
Boston, MA  02116

Dear Mike:

This letter sets forth our agreement regarding your resignation from Marcam Solutions, Inc. (the "Company").

         1. You will step down as President and Chief Executive Officer and an officer of the Company, as well as an officer or director of any subsidiary of the Company, effective November 17, 1997. You will remain an employee of the Company through January 27, 1998 at which time you will resign as an employee of the Company (the "Resignation Date"). You will remain a director of the Board of the Company through a period to be mutually agreed.

         2. From November 17, 1997 through the Resignation Date, you will receive a base salary of $9,230.77 bi-weekly and remain eligible to participate in the Company's then current benefits. You will not be eligible for any bonus for performance during the Company's 1998 fiscal year. As of the Resignation Date, your salary will cease and any entitlement you have or might have had under any Company-provided bonus plan or benefit plan, program or practice will terminate, except as required by federal or state law or as otherwise described in this letter. The Resignation Date shall be treated as your "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you will receive COBRA information under separate cover.

         3. On the date you sign this letter agreement, you will be granted an incentive stock option to purchase 25,000 shares of Common Stock of the Company under the Company's 1997 Stock Plan, at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and which will be 100% vested immediately.

         4. As of the Resignation Date, all stock options (the "Options") granted to you during your employment but not yet vested will be forfeited in accordance with their terms. Any options granted to you during your employment and vested as of the Resignation Date shall be governed by paragraph 5 of the letter agreement dated June 10,

1997 by and among you, Marcam Corporation and the Company (the "Letter Agreement").

         5. As of the Resignation Date, as a non-employee director, you will be eligible to receive the then current cash compensation for each Board meeting attended (currently $1000 per meeting) and to participate in the Company's Non-Employee Director Stock Option Plan (the "Directors' Plan") under which you will (i) automatically be granted an option to purchase 10,000 shares of Common Stock of the Company in accordance with the Directors' Plan and (ii) be eligible to automatically be granted an option to purchase 1,500 shares of Common Stock of the Company on January 1 of each year as long as you are a current non-employee director of the Company on such date.

         6. Release by You. As a material inducement to the Company to enter into this Resignation Agreement, you, for yourself and for your representatives, agents, servants, executors, administrators, estates, heirs, successors and assigns, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its corporate affiliates, the Company's officers, directors, stockholders, agents and employees, both individually and in their official capacities, from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind and nature which you ever had or now have against the Company and its corporate affiliates, the Company's officers, directors, stockholders, agents and employees, both individually and in their official capacities, whether based on any federal or state law or regulation regarding either employment or employment discrimination, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. 12000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 1621 et seq.; M.G.L. c.151B, the Americans with Disabilities Act, 29 U.S.C. 1706 et seq.; The Massachusetts Equal Rights Act or the Massachusetts Civil Rights Act; wrongful discharge claims; any contract claims, whether oral or written, express or implied; any claims for back wages, salary, draws, commissions, bonuses, vacation pay, expenses, compensation, or severance pay, or any other statutory or common law claims and damages.

         Release by the Company. As a material inducement to you to enter into this Resignation Agreement, the Company, for itself and for its officers, directors, stockholders, corporate affiliates, agents, employees, successors and assigns, both individually and in their official capacities, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you and your representatives, agents, servants, executors, administrators, estates, heirs, successors and assigns from any and all claims, charges complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind and nature which it or they ever had or now has against you or your representatives, agents, servants, executors, administrators, estates, heirs, successors and assigns, whether based on any federal or state law or regulation or common law including without limitation any claims arising from any of your acts while you are or were an officer, director or employee of the Company; any contract claims, whether oral or written, express or implied; any claims for contribution or indemnification, or any other statutory or common law claims and damages, provided however, this release does not apply to the terms and conditions of the Marcam Solutions Employee Agreement on Ideas, Inventions, Confidential Information and Non-Competition (the "Employee Agreement") which you signed upon the commencement of employment, a copy of which is attached to this Agreement, and which shall survive the termination of your employment.

         7. In addition, by your acceptance hereof, you acknowledge and agree that:

                  (a) You have been informed that, since you are 40 years of age or older, you have or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967. In consideration of the compensation described in this letter agreement, you specifically waive such rights and/or claims to the extent such rights and/or claims arose prior to the date this letter agreement was executed.

                  (b) You were advised by the Company of your right to consult with an attorney prior to executing this Agreement.

                  (c) You were further advised when you were presented by the Company with the original draft of this Agreement that you had at least 21 days within which to consider its terms and consult with or seek advice from an attorney or any other person of your choosing.

                  (d) By initialing below, you hereby acknowledge that you were informed and understand that you had at least 21 days within which to consider this letter agreement, have consulted with an attorney regarding this letter agreement or have chosen not to consult with an attorney, and have considered carefully every provision of this letter agreement, and that after having engaged in those actions, prefer to and have requested that you enter into this letter agreement prior to the expiration of the 21-day period discussed above.

                  /s/ MJQ                            10/23/97
                  ----------                         ----------
                  Initial                            Date

         8. The Company acknowledges (i) the exculpation and indemnification granted to you as a director, officer and employee of the Company under the Company's Certificate of Incorporation and (ii) that the Company agrees to provide you with indemnification against any claims arising from your employment as an officer or director of the Company in a manner consistent with and to the maximum extent provided by the Company's Certificate of Incorporation and By-Laws; and such indemnification provisions shall survive the termination of your employment with the Company and after the termination of your service to the Company as an officer and/or director of the Company or as a fiduciary of an employee benefit plan to the extent that such indemnification provisions are applicable. The Company shall provide you with full insurance coverage under such directors and officers liability insurance policies as the Company shall maintain from time to time to the extent and for the period of time that you serve or have previously served as a director and/or officer of the Company.

         9. You agree that you will not disclose or deliver to anyone, including employees of the Company, except as authorized by the Company, or use in any way other than in the Company's business as you are involved as a director of the Company, any information or material relating to the business of the Company (including information or materials received by the Company or its subsidiaries from others) and intended by the Company to be kept in confidence by its recipients. As used in this Agreement, the term "information" includes all information concerning technical, administrative, management, financial, or marketing activities (such as design, manufacturing and procurement specifications, procedures, manufacturing processes, information processing processes or programs, marketing plans and strategies, plans for future development, customer and employee names or other data, and cost and financial data) and the term "material" includes all physical embodiments of information (such as drawings, specification sheets, recording media for machine information processing systems, documentation of all types, contracts, reports, customer lists, manuals, quotations, proposals, correspondence, and samples).

         10. You acknowledge that irreparable injury might result to the business and property of the Company in the event of your breach of any of the agreements contained in this Agreement. You recognize further that, in the event of such a breach, or the substantial likelihood that such a breach will occur, the Company intends to take legal action, and to seek injunctive relief if available, in accordance with the language and spirit of this Agreement, in order to protect fully its interests and property.

         11. The invalidity or unenforceability of any provision hereof or the invalidity or unenforceability or any provision hereof as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any other provision hereof or any other application of any such provision. If one or more of the provisions contained herein shall for any reason be held to be excessively broad as to scope, activity, or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them) so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

         12. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts of the United States of America, without giving effect to the principles of conflicts of law thereof.

         13. This letter agreement represents the complete and exclusive agreement and understanding relating to the termination of your employment and supersedes any and all prior agreement of understanding, written or oral, between the Company and you with respect to the subject matter.

         14. You represent that you have read this letter agreement, fully understand the terms and conditions of this letter agreement, and are voluntarily executing this letter agreement. In entering this letter agreement, you do not rely on any representation, promise or inducement made by the Company, with the exception of the consideration described in this letter agreement.

         15. This letter agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

         16. You may revoke this letter agreement for a period of seven days following its execution, and this letter agreement shall not become effective or enforceable until this revocation period has expired.



Sincerely,
MARCAM SOLUTIONS, INC.


By:  /s/ Paul A. Margolis
     ---------------------
     Paul A. Margolis
     Chairman of the Board


AGREED TO AND ACCEPTED:

By:   /s/ Michael J. Quinlan
      ----------------------
         Michael J. Quinlan